                                                                                                  Exhibit 10.46

                                        One American Row                        Phone 860.403.5941
                                        PO Box 5056                             Fax 860.403.7269
                                        Hartford, CT 06102-5056                 bonnie.malley@phoenixwm.com

Phoenix Life Insurance Company
A member of The Phoenix Companies. Inc.

BONNIE MALLEY
Senior Vice President
Corporate Services

September 20, 2004

Michael J. Gilotti
Meadow Ridge
Avon, CT 06001

Re:  Transition Agreement

Dear Mr. Gilotti:

         We are proposing the following transition arrangements in connection with your separation from service with The Phoenix Companies, Inc. (the "Holding Company"), the Phoenix Life Insurance Company (the "Insurance
Company") and their affiliates (together, the "Group"). The proposal provides for your continued service to the
Holding Company, the Insurance Company and the Group through December 31, 2004 and sets forth the arrangements relating to your transition.

         On your agreement, this letter becomes your TRANSITION AGREEMENT with the Holding Company and the
Insurance Company.

1. Prior Arrangements

         This Agreement supersedes any other severance or similar rights you may have with the Group. Your
Change of Control Agreement dated January 1, 2003, is terminated, and no party will have any further liability under that agreement.

2. Your Service Through December 31, 2004

         (a) Position and Authority. Through December 31,2004, you will continue to serve as Executive Vice
President of the Holding Company and be employed as Executive Vice President of the Insurance Company. You
shall devote all your efforts completing your current assignments and assisting in an orderly transition. Your authority will be limited to that expressly granted to you by this agreement or in writing by Dona D. Young, or her designate. You agree not to represent your authority to those inside or outside the Group beyond the scope of that expressly granted to you by this agreement or in writing by Mrs. Young or her designate.

         (b) Performance. During your service and employment as Executive Vice President, you will devote your entire business time, attention and efforts to your responsibilities and will use good faith efforts to discharge your responsibilities to the best of your ability. Your services will be performed in the Hartford,
Connecticut

metropolitan area at places designated by the Group (except for travel required in connection with the performance of your responsibility).

         (c) Resignation as Executive Vice President. Effective at 11:59 p.m., December 31, 2004, you will resign from your position as Executive Vice President of both the Holding Company and the Insurance Company as well as from all other positions as an officer or director of the Group. You understand that your resignation will be irrevocable and that no other action is required for it to become effective. You agree, however, to sign the additional letters of resignation in the form attached in Annex 1.

3. Your Transition Date

         Your "Transition Date" will be December 31, 2004.

4. Your Compensation and Benefits

         (a) Salary. During your employment and until your Transition Date, you will receive an annual base salary at the rate currently in effect (your "Salary"). The time at which your salary will be paid will be in accordance with the normal practices of the Group for senior executives.

         (b) Annual Incentive Plan. You will be entitled to receive payment based upon an award in the 2004
Annual Incentive Plan ("award") for the cycle ending in 2004. The award will be determined based upon the rules under that Plan. Phoenix waives the requirement that you be employed at the time payment is made.

         (c) Employee Benefit Plans. After termination date and until the conclusion of the severance payment period, you will be permitted to maintain your present employee group insurance coverages for Group Health,
Group Life and Group Dental, provided the Group does not revoke, amend or terminate these plans and you do not revoke your current payroll deductions for authorization for premiums for these coverages. At the end of the severance payment period you will be entitled to any conversion rights available to Group employees terminating at that time under the terms and conditions of the employee group insurance coverages specifically identified.
Except for these coverages specifically identified within the Agreement, and contributions to the Savings and
Investment Plan and Employee Pension Plan accruals, you shall not be able to contribute to nor participate in any other employee benefit or benefit programs subsequent to your Transition Date. You will not participate in the disability plan. You will continue to accrue a retirement benefit through the end of your severance period.

         (d) Other Perquisites. During your employment and until your Transition Date, you will receive your current office, administrative support on an as needed basis and other business services, as the Group, in its sale discretion, elects to provide you. Travel and business expenses will continue to be reimbursed in accordance with the Group's existing policies and practices. Tax preparation services will be provided in accordance with the Group's existing policies and practices.

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         (e) Elections. The time periods for making elections under the Group's pension or welfare arrangements, will be determined by terms of each respective plan.

5. Obligations of You and the Group after Transition Date

         (a) Other Group Obligations to You After Transition. You will also receive the following:

              (1) Any (A) unpaid Salary through your Transition Date, (B) accrued expense reimbursements and other cash entitlements through the end of your employment, (C) other cash compensation accrued by you through the end of your employment, (D) unpaid deferred compensation at such times and in accordance with the terms of your deferred compensation agreements, if any and (E) full compensation for all earned but unused vacation days.

              (2) Timely payment of any amounts and provision of any benefits that are required, or to which you are entitled, under any pension or retirement plan, contract or arrangement of the Group.

              (3) Timely payment of any amounts and provision of any benefits that are required, or to which you are entitled under any welfare plan, contract or arrangement of the Group. .

              (4) Exercisability of your stock options and other equity awards to which you are entitled under equity-based compensation plans, in accordance with their terms.

              (5) Thirty-eight (38) weeks of severance in addition to fourteen (14) weeks of severance payable under the Group's Severance Plan. The severance period will commence on January 1, 2005.

              [6] Twelve months of outplacement services.

         (b) Release and Letters of Resignation Required. The Holding Company and the Insurance Company will not be required to provide you with the Annual Incentive Plan award provided for in Section 4(b), the additional severance provided for in Section 5(a)(5), or to continue your employment to the Transition Date, unless the Holding Company (for itself and the other members of the Group) receives (1) an effective release from you of all liability or obligation or potential liability or obligation other than the payments and benefits set forth in this Agreement, which shall be substantially in the form of Annex 2, and (2) any letters of resignation in the form attached as Annex 1.

6. Your Continuing Obligations to the Group

         (a) General Effect. This Section 6 applies during your employment and, as stated below, for some time after your employment ends. After your Transition Date, you will have no further obligations to the Group except as provided in this Section 6 or as may exist under any employee benefit plan, contract or arrangement of the

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Group in which you participate (including any retirement or pension plan in which you participate). This
Section uses the following defined terms:

              "Client" means any person or entity to whom you provided services, or for whom you transacted business in connection with the asset management business and the underwriting and distribution of life insurance and annuities businesses within the United States.

              "Customer" means any policy holders or purchasers of mutual funds or other investment products of the Group.

              "Proprietary Information" means confidential or proprietary information, knowledge or data concerning (1) the Group's businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how and (2) any matter relating to Clients and/ or Customers of the Group. Proprietary Information includes (a) investment techniques and trading strategies used in, and the performance records of, Client and/ or Customer accounts or other investment products and (b) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include (w) information that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, (x) information that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, (y) information that you can establish was independently developed by you without reference to any Proprietary Information, or (z) the names, addresses, and phone numbers of Clients and/ or Customers and prospective Clients and/ or Customers of the Group.

              "Solicit' means any direct or indirect communication of any kind that invites, advises, encourages or requests any person to take or refrain from taking any action.

         (b) Your Importance to the Group and the Effect of this Section 6. You acknowledge that:

              (1) In return for the benefits you will receive from the Group and to induce the Group to enter into this Agreement, and in light of the potential harm you could cause the Group, you agree to the provisions of this Section 6.

              (2) This Section 6 could limit your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients and/ or Customers. You acknowledge, however, that complying with this
         Section 6 will not result in severe economic hardship for you or your family.

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         (c) Non-Solicitation of Clients/ Customers. Following the termination of your employment (other than by the Group for Cause or by you without Good Reason), you will not attempt to:

              (1) For a period of one year, solicit any Customer to transact business with a Competitive
         Enterprise (that is directly related to any activity that you were engaged in, or that is directly related to any activity for which you had direct or indirect managerial or supervisory responsibility)
         or to reduce or refrain from doing any business with the Group, or

              (2) For a period of three (3) years, willfully damage any relationship between the Group and a
         Client and/or Customer by intentionally disparaging the Group's products, reputation or business practices; in each case, unless you have obtained a waiver from the Holding Company and the Insurance
         Company.

         (d) Non-Solicitation of Group Employees. Until the second anniversary of the termination of your employment (other than by the Group for Cause or by you without Good Reason), you will not attempt to Solicit anyone who is then an employee of the Group (or who was an employee of the Group within the three years prior to your termination of employment) to resign from the Group or to apply for or accept employment with any
Competitive Enterprise, unless you have obtained a waiver from the Holding Company and the Insurance Company.

         (e) Cooperation. Until the 3-month anniversary of the termination of your employment (other than by the Group for Cause or by you without Good Reason), you will take all actions the Group may reasonably request to maintain for the Group the business, goodwill and business relationships with any Clients and/or Customers.
In addition, at all times after the date of this Agreement (1) you will make yourself reasonably available and cooperate with reasonable requests from the Group for information concerning any business or legal matters involving facts or events relating to the Group that may be within your knowledge and (2) you will cooperate with reasonable requests by the Group in connection with any litigation, regulatory proceeding or investigation that may be brought by or against any member of the Group.

         (f) No Public Statements or Disparagement. You will not make any public statements regarding your employment or the termination of your employment (for whatever reason), or this Agreement, that are not agreed to by the Holding Company. You will not make any public statement or instigate or participate in the making of any public statement that would libel, slander or disparage (whether or not the disparagement legally constitutes libel or slander) any member of the Group or any of their respective past or present officers, directors, employees or agents. Upon expiration of the seven-day revocation period in Paragraph 3 the Release, the Group will ensure that no member of the Group and no senior managers or directors of either the Holding
Company, the Insurance Company or any member of the Group will, make any public statements regarding your employment, the termination of your employment (for whatever reason), or this Agreement, that are not agreed to by you, and will not make any public statement or instigate or participate in the making of any publics statement that would libel, slander or disparage you (whether or not

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the disparagement legally constitutes libel or slander). You will use your best efforts to insure that members of your immediate family also comply with this Section 6[f]. However, nothing in this Section 6[f] is intended to interfere with any official investigation by a governmental or regulatory authority, and any cooperation you or any senior manager or director of either the Holding Company, the Insurance Company or any member of the Group are requested to provide to governmental or regulatory authorities will not violate this Section 6[f].

         (g) Proprietary Information. You agree that:

              (1) The Proprietary Information is the exclusive property of the Group, and you will use and disclose Proprietary Information only for the Group's benefit and in accordance with any restrictions placed on its use or disclosure by the Group. In addition, nothing in this Agreement will operate to weaken or waive any rights the Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.

              (2) The existence of, and any information concerning, a dispute between you and the Group will be
         Proprietary Information. However, you may disclose information concerning the dispute to the arbitrator or court that is considering the dispute and to your legal counsel (so long as your counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

              (3) As soon as reasonably practicable after your Transition Date (or if your employment is terminated before the Transition Date, promptly after termination of your employment), you agree to return to the Group or destroy all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information. You agree to do anything reasonably requested by the Group in furtherance of perfecting the Group's possession of, and title to, any Proprietary Information that was at any time in your possession.

              (4) Nothing in this Section 6[g] is intended to interfere with any official investigation by a governmental or regulatory authority, and any Proprietary Information you are requested to provide to governmental or regulatory authorities will not violate this Section 6[g].

7. Successors.

         (a) Payments on Your Death. Any amounts that become payable under this Agreement after you die will be paid to your estate.

         (b) Assignment by You. You may not assign this Agreement without the Holding Company and Insurance
Company's consent. Also, except as required by law, your right to receive payments or benefits under this
Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 8[b], whether voluntary or involuntary, will be void.

                                                      - 6

         (c) Assumption by any Successor Company. The Holding Company and the Insurance Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Holding Company or Insurance Company to unconditionally assume this Agreement in writing and will provide a copy of the assumption to you. On such assumption, the successor company will be treated for all purposes as the Holding Company or the Insurance Company (as the case may be) under this Agreement.

8. Disputes.

         (a) Employment Matter. This Section 8 applies to any controversy or claim between you and any member of the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the termination of that employment (together, an "Employment Matter").

         (b) Mandatory Arbitration. Subject to the provisions of this Section 8, any Employment Matter will be finally settled by arbitration in Hartford County, Connecticut administered by the American Arbitration
Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified to provide that each arbitrator will agree to treat as confidential the evidence and other information presented to the same extent as the information is required to be kept confidential under Section 6[h].

         (c) Injunctions and Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in any state or federal court located in Hartford County, Connecticut to compel arbitration or to enforce any arbitration award under Section 8[b]. Also, the Group may bring such an action or proceeding, in addition to its rights under Section 8[b] and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 6. You agree that (1) your violating any part of Section 6 would cause damage to the Group that cannot be measured or repaired, (2) the
Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of that Section, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief and (4) no proof will be required that monetary damages for violations of that Section would be difficult to calculate and that remedies at law would be inadequate.

         (d) Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in Hartford County, Connecticut over any non-arbitral matter relating to an Employment Matter, including any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated in this Section 8[d] has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 8[d] in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 8[d] and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any

                                                     - 7 -

such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of
Sections 6 and this Section 8.

         (e) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any matter.

         (f) Governing Law. This Agreement will be governed by and construed in accordance with the law of the
State of Connecticut applicable to contracts made and to be performed entirely within that State.

9. General Provisions.

         (a) Construction.

              (1) References to [A] Sections are to sections of this Agreement unless otherwise stated and [B]
         any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time,

              (2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

              (3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words "include",
         "includes" and "including" will be deemed to be followed by the words "without limitation."

              (4) It is your and the Group's intention that this Agreement not be construed more strictly with regard to you or the Group.

         (b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

         (c) Allocation. The obligations of the Holding Company and the Insurance Company under this Agreement are several (and not joint). The Holding Company and the Insurance Company will allocate their respective obligations under this Agreement in accordance with their customary practices, and the allocation will be final and binding on you.

         (d) Entire Agreement. This Agreement is the entire agreement between you, on the one hand, and the
Holding Company and Insurance Company, on the other hand, with respect to the relationship contemplated by this
Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this
Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

                                                     - 8 -

         (e) Severability. If any provision of this Agreement is found by any court of competent jurisdiction
(or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of
Section 6 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

         (f) No Set-off or Mitigation. Your and the Holding Company's and the Insurance Company's respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

         (g) Notices. All notices, requests, demands, waivers and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 9:

         If to you, to the address on the first page of this Agreement.

         with a copy to:

             Michael J. Gilotti
             46 Meadow Ridge
             Avon, CT 06001

         If to the Holding Company or any other member of the Group, to:

             The Phoenix Companies, Inc.
             1 American Row
             Hartford, Connecticut 06102
             Attention: General Counsel

         (h) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this
Agreement to be legally binding.

         (i) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in

                                                     - 9 -

the case of an amendment, by you, the Holding Company and the Insurance Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

         (j) Third Party Beneficiaries. Subject to Section 7, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you, the Holding Company and the Insurance Company and your and the Holding Company's and the
Insurance Company's permitted successors and assigns, although (1) this Agreement will inure to the benefit of the Group and (2) Section 7[a] will inure to the benefit of the most recent persons named in a notice under that Section.

         If this Agreement properly sets forth our understanding, please sign both copies of this Agreement, keep one copy for your records and return one to me.

Very truly yours,

/s/ Bonnie J. Malley
Senior Vice President

Accepted by:

- ---------------------------------
/s/ Michael J. Gilotti

Transition Agreement

Annex 1  Letters of Resignation

Annex 2  General Release

                                                                                      ANNEX 1

                                             LETTER OF RESIGNATION

I, Michael J. Gilotti, hereby resign as the officer and / or director, as applicable, from THE PHOENIX
COMPANIES, INC.

Dated:   September 20, 2004                          /s/ Michael J. Gilotti

                                                                                      ANNEX 2

GENERAL RELEASE, by MICHAEL J. GILOTTI (the "Executive") in favor of THE PHOENIX COMPANIES, INC. (the
"Company").

              1. The Executive knowingly and voluntarily waives, terminates, cancels and releases forever whatever rights, claims or causes of action he (or his heirs, executors, administrators, successors, assigns and legal representatives) may have or may yet have against the Company and any of its subsidiaries or affiliates, and each of their respective predecessors, successors or assigns, present and former directors, officers, employees, shareholders, attorneys and agents, whether known or unknown, based upon any matter, cause or thing occurring at any time before and including the
         Effective Date.

              2. Paragraph 1 includes, but is not limited to, all claims under federal, state or local law or the national or local law of any other country (statutory or decisional) for breach of contract, for tort, for wrongful or abusive or unfair discharge or dismissal, for impairment of economic opportunity or for defamation, for intentional infliction of emotional distress, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation or any other unlawful criterion or circumstance. Such released rights and claims include, but are not limited to, all rights or claims under the Age Discrimination in Employment Act of 1967 ("ADEA") (except that the Executive does not waive ADEA rights or claims that may arise after the date of this Agreement).

              3. The Executive affirms that, prior to the execution of this General Release, the Executive was advised to consult with an attorney of his choice concerning the terms and conditions of this General
         Release and that he has been given up to 21 days to consider signing this General Release. The
         Executive understands that he has seven days following his signing to revoke and cancel this General
         Release, and the terms and conditions of this General Release will not become effective or enforceable until the revocation period has expired (the "Effective Date"). The Executive agrees that a revocation will only be effective if he furnishes written notice to the Company's Senior Vice President of Human
         Resources within such seven-day period. The Executive acknowledges that he is receiving consideration for this General Release to which he would not otherwise be entitled.

              4. Notwithstanding any term of this General Release, this General Release will not terminate, cancel or release the obligation of The Phoenix Life Insurance Company to make the payments, pursuant to Sections 4[a] and 5[a][1], [2] and [3] of the Transition Agreement between Executive and The
         Phoenix Companies, Inc. and its affiliates, dated September 20, 2004.

September 20, 2004                                          /s/ Michael J. Gilotti